Exhibit 12.1

STEEL PARTNERS HOLDINGS L.P.

COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Year Ended December 31,
	2017		2016		2015	2014	2013	2012
(dollars in thousands)	Historical	Pro Forma - All Transactions(a)	Historical	Pro Forma - All Transactions(b)	Historical	Historical	Historical	Historical
Income from continuing operations before income taxes, equity method income (loss) and other investments held at fair value	$23,512	18,304	$22,438	$13,390	$23,369	$25,273	$16,525	$31,962
Fixed Charges:
Interest expense	9,299	15,130	11,052	27,411	8,862	11,073	10,454	14,804
Total fixed charges	9,299	15,130	11,052	27,411	8,862	11,073	10,454	14,804
Income from continuing operations before income taxes and equity method income (loss), other investments held at fair value and fixed charges	$32,811	33,434	$33,490	$40,801	$32,231	36,346	$26,979	$46,766

Ratio of earnings to fixed charges	3.53	2.21	3.03	1.49	3.64	3.28	2.58	3.16

(a) Details of the pro forma ratio of earnings to fixed charges for each transaction are as follows:

	Six Months Ended
	June 30, 2017
(dollars in thousands)	Steel Excel Transaction	Proposed HNH Transaction
Income from continuing operations before income taxes, equity method income (loss) and other investments held at fair value	$23,211	$18,605
Fixed Charges:
Interest expense	9,685	14,744
Total fixed charges	9,685	14,744
Income from continuing operations before income taxes and equity method income (loss), other investments held at fair value and fixed charges	$32,896	$33,349

Ratio of earnings to fixed charges	3.40	2.26

(b) Details of the pro forma ratio of earnings to fixed charges for each transaction are as follows:

	Year Ended December 31, 2016
(dollars in thousands)	SLI Acquisition	Steel Excel Transaction	Proposed HNH Transaction
Income from continuing operations before income taxes, equity method income (loss) and other investments held at fair value	$27,604	$19,115	$11,547
Fixed Charges:
Interest expense	12,710	14,862	21,943
Total fixed charges	12,710	14,862	21,943
Income from continuing operations before income taxes and equity method income (loss), other investments held at fair value and fixed charges	$40,314	$33,977	$33,490

Ratio of earnings to fixed charges	3.17	2.29	1.53